Exhibit 10.17

LAURUS MASTER FUND, LTD.

825 Third Avenue, 14th Floor

New York, New York 10022

January 14, 2005

Coach Industries Group, Inc.

12555 Orange Drive, Suite 261

Davie, Florida 33330

Attn: Chief Financial Officer

Re:	Agreement

Reference is made to (i) that certain Securities Purchase Agreement, dated as of September 29, 2004 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and between Coach Industries Group, Inc., a Nevada corporation (the “Company”), and Laurus Master Fund, Ltd. (the “Purchaser”) and (ii) that certain Secured Convertible Term Note, issued by the Company to the Purchaser and dated September 29, 2004 (as amended, modified or supplemented from time to time, the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement or the Note.

The Purchaser and the Company hereby agree that, on the date hereof, the outstanding principal amount of the Note is $5,700,000 (the “Total Outstanding Principal Amount”). Furthermore, the Purchaser and the Company hereby agree that, on and after the date hereof (but subject to the adjustments set forth in Section 3.4 of the Note), as a result of certain agreements made by the Purchaser and the Company, and for good and valuable consideration, the existence of which is hereby acknowledged, the Fixed Conversion Price, under and as defined in the Note, shall mean the following: (i) with respect to $2,240,000 of the Total Outstanding Principal Amount converted pursuant to the terms of the Note (and all interest and fees related to such portion of the Total Outstanding Principal Amount), $0.97, (ii) with respect to $1,500,000 of the Total Outstanding Principal Amount converted pursuant to the terms of the Note (and all interest and fees related to such portion of the Total Outstanding Principal Amount), $1.09, (iii) with respect to $868,015 of the Total Outstanding Principal Amount converted pursuant to the terms of the Note (and all interest and fees related to such portion of the Total Outstanding Principal Amount), $1.21, and (iv) with respect to $1,091,985 of the Total Outstanding Principal Amount converted pursuant to the terms of the Note (and all interest and fees related to such portion of the Total Outstanding Principal Amount), $1.33.

This letter may not be amended or waived except by an instrument in writing signed by the Company and the Purchaser. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

Signed,

Laurus Master Fund, Ltd.

By:	/s/ EUGENE GRIN
Name:	Eugene Grin
Title:	Director

Agreed and Accepted this 14th day of January 2005.

Coach Industries Group, Inc.

By:	/s/ FRANCIS O’DONNELL
Name:	Francis O’Donnell
Title:	Chief Executive Officer